Exhibit 99.1

Investor Update - May 24, 2021

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex) and cash flow from operations. Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expenses for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information.”

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2020. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Forecast Information
The public health and economic crises resulting from the outbreak of COVID-19 have dramatically impacted demand for air travel and driven significant change to our business operation and performance. From the beginning of these crises, the recovery path has been volatile and difficult to predict. If circumstances no longer support the plans we have established, our expectation for these metrics could change.

The table below provides our expectations for the second quarter.

	Q2 Expectation(a)	Previous Q2 Expectation(c)
Capacity (ASMs) % change versus 2019(a)(b)	Down ~20%	Down ~20%
Revenue passengers % change versus 2019(a)	Down ~28% to 33%	Down ~28% to 33%
Passenger load factor	~70% to 75%	~70% to 75%
Total revenue % change versus 2019(a)	Down ~32% to 37%	Down ~32% to 37%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	Up ~15% to 17%	Up ~15% to 17%
Cash flow from operations	~$550 million to $650 million	~$450 million to $550 million
Economic fuel cost per gallon	~$1.85 - $1.90	N/A
Non-operating expense	~$15 million to $20 million	N/A
(a)Due to the unusual nature of 2020, all year-over-year comparisons are versus the comparable period 2019.
(b)Capacity guidance excludes the impacts of close in cancels that could occur as we monitor demand throughout the period.
(c)See investor update filed April 22, 2021.

Improvements in our expected cash flow from operations are primarily a result of continued improvement in demand for future air travel, better than expected cash inflows from our affinity card partner, and an additional payment from the second round of funds from the Payroll Support Program. Based on recent trends, we continue to expect that Q2 pre-tax margin will approach breakeven and that Q3 pre-tax margin will be positive. These sequential improvements are primarily driven by demand for leisure travel that has reached 2019 levels, and modest improvements in demand for business travel which is at approximately 25% of 2019 levels.

Fleet Update
We plan to return to 100% of 2019 capacity by summer of 2022. After that time, we expect to return to growth rates that are similar pre-pandemic levels. As part of our growth plan, the Company will add 17 new Embraer 175 jets in 2022 and 2023 to the regional fleet, nine representing option exercises that will be operated by Horizon, and eight under a long-term capacity agreement with SkyWest. In addition, 13 Boeing 737-9 MAX options were exercised with deliveries slated for 2023 and 2024.

The following table summarizes our anticipated fleet count by year, including the deliveries summarized above:

	Actual Fleet	Anticipated Fleet Activity(a)
Aircraft	March 31, 2021	2021 Additions	2021 Removals	Dec 31, 2021	2022 Changes	Dec 31, 2022	2023 Changes	Dec 31, 2023
B737 Freighters	3	—	—	3	—	3	—	3
B737-700	11	—	—	11	—	11	—	11
B737-800	61	—	—	61	—	61	—	61
B737-900	12	—	—	12	—	12	—	12
B737-900ER	79	—	—	79	—	79	—	79
B737-9 MAX	4	8	—	12	31	43	22	65
A320(b)	21	—	—	21	(8)	13	(13)	—
A321neo	10	—	—	10	—	10	—	10
Total Mainline Fleet	201	8	—	209	23	232	9	241
Q400 operated by Horizon(c)	32	—	—	32	—	32	—	32
E175 operated by Horizon(c)	30	—	—	30	5	35	4	39
E175 operated by third party(c)	32	—	—	32	8	40	—	40
Total Regional Fleet	94	—	—	94	13	107	4	111
Total	295	8	—	303	36	339	13	352
(a)Anticipated fleet activity reflects intended early retirement and extensions or replacement of certain leases, not all of which have been contracted yet.
(b)Actual fleet at March 31, 2021, excluding Airbus aircraft permanently parked in response to COVID-19 capacity reductions.
(c)Aircraft are either owned or leased by Horizon or operated under capacity purchase agreement with a third party.

Capital Expenditures Forecast
The below table summarizes estimated capital expenditures, including aircraft and non-aircraft spend, for 2021, 2022 and the combined two-year period, including payments for those incremental aircraft as referenced above.

	2021	2022	Combined 2 Year
Expected Capital Expenditures	$175 - $225 million	$1.5 - $1.6 billion	$1.7 to $1.8 billion

Firm orders and option exercises beyond 2021 are expected to be financed primarily through operating cash flows and long-term debt.

Liquidity Updates
In May 2021, the Company repaid the full $363 million outstanding balance on two credit facilities. Additionally, in May 2021, the Company provided notice to the United States Treasury that it does not intend to draw incremental funding which was made available under the Coronavirus Aid, Relief and Economic Security (CARES) Act loan program.